New York Mortgage Trust Announces $9 Million Investment in Cratos CLO I, Ltd.

NEW YORK, April 13 /PRNewswire-FirstCall/ -- New York Mortgage Trust, Inc. (the “Company”) (Nasdaq: NYMT) announced today the closing of its $9 million initial investment in deeply discounted notes issued by Cratos CLO I, Ltd. (the “CLO”), a collateralized loan obligation.  This marks the Company’s first investment under its alternative investment strategy.  The CLO’s portfolio consists of $467 million par amount of senior secured corporate loans extended to more than 75 different borrowers and is diversified by industry, geography and borrower classification.  The Company’s investment in the CLO was completed in connection with the acquisition by JMP Group Inc., the Company’s largest stockholder, of the CLO’s investment adviser.

The Company’s investment in the CLO was conducted through Hypotheca Capital, LLC, the Company’s taxable REIT subsidiary.  Hypotheca Capital maintains an approximately $64.0 million net operating loss carry-forward and the Company expects to utilize a portion of this net operating loss carry forward to offset taxable income generated by these assets. The Company’s investment in these assets will be managed by Harvest Capital Strategies LLC, the investment advisor to Hypotheca Capital, LLC and a wholly-owned subsidiary of JMP Group Inc.

Commenting on today’s announcement, Steven R. Mumma, the Company’s Chief Executive Officer,  stated, “This is the first transaction in our previously announced alternative investment strategy focused on opportunistic investments in alternative financial assets that we believe are likely to generate attractive risk-adjusted returns and is consistent with the sourcing relationship contemplated by our relationship with JMP Group Inc. Based on the results of the substantial due diligence completed by the Company and JMP Group’s acquisition of the CLO’s investment adviser, we believe that this investment will provide attractive risk-adjusted returns for our alternative investment portfolio and should allow us to utilize a portion of our net operating loss carry-forward.”

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a combined portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans, non-agency mortgage-backed securities and certain other alternative financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, a rise in interest rates or a unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

CONTACT:  AT THE COMPANY, Steven R. Mumma, CEO, President, Chief Financial Officer, +1-212-792-0107, smumma@nymtrust.com; or AT FINANCIAL RELATIONS BOARD, Joe Calabrese, (General) +1-212-827-3772, or Scott Eckstein, (Analysts) +1-212-827-3766